Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148650

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED February 8, 2008

The attached Current Report on Form 8-K dated September 11, 2009 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated February 8, 2008.

The date of this Prospectus Supplement is September 15, 2009

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   September 11, 2009 (September 11, 2009)

Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Westpark Drive Suite 720 McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: 703.442.5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure
GTT executives will make presentations at investor conferences to analysts and in other forums using the slides as included in this Form 8-K as Exhibit 99.  Presentations will be made using these slides, or modifications thereof, in connection with other presentations in the foreseeable future.

Information contained in this presentation is an overview and intended to be considered in the context of GTT's SEC filings and all other publicly disclosed information. We undertake no duty or obligation to update or revise this information. However, we may update the presentation periodically in a Form 8-K filing.

Forward-looking statements have been provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.  Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

 (d)     Exhibits

Exhibit
Number	Description

99	Investor Relations Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 11, 2009

GLOBAL TELECOM & TECHNOLOGY, INC.

		By:	/s/ Chris McKee
Chris McKee
Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99	Investor Relations Presentation

Exhibit 99

Investor OverviewSeptember 2009

This presentation may contain “Forward-Looking Statements”  within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.    All statements other than statements of historical facts made in this presentation regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.   These statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive risks, uncertainties, and contingencies, many of which are beyond our control.  Undue reliance should not be placed on such statements. We caution you that forward-looking statements are not guarantees of future performance and that actual results of operations, financial condition and liquidity, and developments in the industry, may differ materially from those made in or suggested by any forward-looking statements contained in this presentation. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors and risks that could cause actual results to differ materially from our expectations are described in the most recent Global Telecom and Technology Forms 10-Q and 10-K, on file with the SEC. (www.sec.gov) The forward-looking statements in this presentation speak only as of the date of this presentation and might not occur in light of these risks, uncertainties, assumptions, and other factors.  We undertake no obligation and disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Global Telecom & Technology, Inc. (GTT) – Overview Global Network Integrator offering technology independent, outsourced networking services to over 300 blue-chip clients in 75 countries Attractive business model demonstrating sustained profitability on recurring revenue and minimal capital investmentPowerful operating systems, databases and network design tools enabling efficient scaleService offering aligned with several growth markets Experienced management and proven board with deep communications sector leadership Solid capital structure with modest leverage, positioned for multiple growth paths Equity traded on OTC: GTLT.OB

Co-Head of Communications & Media Investment Banking, PWC  Rhodric Hackman Director  Experience  Vice Chairman and Co-Founder, Nextel  Morgan O’Brien Director   CEO, One Communications; President, Sprint Business Solutions; President & CEO Williams Communications;   Howard Janzen Director  President & CEO, Equant  Didier Delepine Director  President and COO of InPhonic; President of Business Enterprise and Carrier Markets at Broadwing Communications  Chairman, Comsat International; Chairman & CEO, Global Telesystems; Vice Chairman, Qwest; Chairman & CEO LCI International; EVP, MCI International  Richard D. Calder, Jr. President & CEO, Director  H. Brian Thompson Executive Chairman  GTT Leadership  President, Building Hope/Sallie Mae; Director, Carey International; Senior Vice President, CFO & Corporate Secretary, United Payors & United Providers, Inc.  Joe (S. Joseph) Bruno Director  President & CEO, John Hassall, Inc.; Institutional Equities Sales group, Bear Stearns  Theodore B. Smith, III Director  SVP Finance, SkyTerra Communications; CFO Mobile Satellite Ventures; VP Corporate Planning & IR, American Mobile/Motient  Eric A. Swank Chief Financial Officer  Vice President Global Wholesale, MCI-Worldcom; Vice President, MFS International; Sprint, Metro-media  John G. Hendler SVP Global Sales  Vice President General Counsel, Starvox; Vice President Assistant General Counsel, Covad; Executive Director, XO; Deputy General Counsel, Net2000  Chris McKee General Counsel, Secretary

GTT Services  Active Services in 75 Countries  Data Transport Private Line, Ethernet IP services VSAT Services  Managed Services IP VPN Remote access support (iPass) Network management Enterprise Mobility Management  Customized support Wide Area Network design  Network cost analysis Telecom expense management Co-location ~$65m annual revenueHeadquarters Washington D.C. Metro Large Operations and Sales center in London  Sales office in Düsseldorf, Germany

Blue-chip client base in three core segments Enterprise & Government  System Integrators/VAR’s  Carriers  Tapping GTT network of global partners for off-net reach  Outsourcing data connectivity, extending reach for core clients  Outsourcing wire-line, wireless management and services for internal use  Plus over 75 others including: One of the largest US wireless providers One of the largest US cable operators Leading global IP network operator  Plus some of the world’s largest: Auto manufacturers Global consulting firms Global financial institutions US Government agencies  Plus: Pre-eminent global financial information provider Multiple global trading solutions and platform providersMultiple government solutions providers

Benefits of GTT Model One Master Service Agreement (MSA) Access to over 800 networks, single agreement End-to-end SLA covers all underlying carriersSingle billNo geographic constraints Access to thousands of Points of Presence Nothing is “off-net”Quick price quotesGTT compares and combines multiple suppliers to design optimal network  Streamlined implementationGTT coordinates install across all carriersGlobal network operationsGTT’s Network Operations Center (NOC) monitors all vendorsAccess to technology advancesUnconstrained by owned network, access  to best of breed Customers Recurring revenue through long-term contractsTypically 1-3 yearsCircuits contracted via individual orders, terms staggeredGross Margins typically approach 30% Minimal CAPEX – no networks to own Low debt required to operate businessLow cash flow volatility due to back-to-back customer-supplier agreementsHigh growth marketsProprietary operating systems and process excellence drive operating leverage Pricing Provisioning Billing Network Monitoring & Customer Service Stakeholders

and more….. Over 800 Telecom Partners

GTT Sales & Operational Platform - Growth and Efficient Scale Unique intellectual capital = competitive advantageGlobal Database/Portal of lit buildings, central   offices, towersInstant generation of network design choices, priceCentral “engine” for managing customer life-cycle and internal work-flow Extensive CIO & Carrier relationshipsDeep telecom experienceInternational experienceMulti-vendor management and provisioning expertise (Gp:) Multiple route choices (Gp:) Multiple access points Connectivity Management Database“CMD” Global Sales & Project Management Integrated Billing & Network Management Billing and cost management integrated with CMD database7x24 multi-lingual London NOC oversees global network Customer access to trouble ticket & SLA support via CMD

Key Business Metrics * Excludes non-cash compensation Metric Detail YTD 2009 Gross Margin Base as Reported 28.0% Churn Rate Historical 1.5-2.0% Business Days to Install Orders Average ~40 Top-5 Clients as % of Revenue End 2Q ’09 34% Headcount End 2Q ’09 75        % Quota Bearing End 2Q ‘09 32% Revenue by Geography US 58%  UK 30%  DE 12% SG&A* as % of Revenue YTD 2009 22.5%

Consistent and Improving Bottom-line Performance Dollars in $000 Adjusted EBITDA 1 Net Income 2 1  Non GAAP measure.  Equivalent to: Operating Income excluding Depreciation, Amortization and Non-Cash Compensation costs. 2  Excludes impairment of goodwill and intangible assets in 3Q ’08 $1,100  $900 $700 $500 $300 $100 $(100) $(300) $(500) $(700) 1Q'07   2Q'07 3Q'07 4Q'07  1Q'08  2Q'08  3Q'08 4Q'08  1Q'09  2Q'09 $1,000 $500 $(1,000) $(1,500) $(2,000) $(2,500) $(3,000) $(3,500) 07 2Q'07 3Q'07 4Q'07 1Q'08 2Q'08 3Q'08 4Q'08 1Q'09 2Q'09

Summary Balance Sheet and Capitalization June 30, 2009 ($000's) Assets Cash and Cash Equivalents $ 4,678 Accounts Receivable 9,094 Property Plant & Equipment, Net 1,119 Goodwill 22,000 Other Assets 5,554 Total Assets $ 42,445 Capitalization ($000's) Shares Outstanding* 15,357,826 Equity Market Capitalization $ 20,733 10% Convertible Notes due 12/31/2010 $ 4,796 10% Seller Notes due 12/31/2010 $ 4,000 Liabilities & Equity Accounts Payable Accrued expenses and other current liabilities Deferred Revenue, Short Term Long term debt Deferred revenue and other long term liabilities Total Liabilities Total Equity Total Liabilities & Equity $ 9,030 7,242 3,978 8,796 1,579 $ 30,625 11,820 $ 42,445 *Excludes 0.3 million shares issuable for in-the-money stock options based on treasury method calculation at 6/30/09. Also excludes 24.8 million shares related to warrants issued at $5.00-$5.50 strike prices, ~50% of which expire April 2010, remaining expire April 2012.

Expanding CIO Challenges Drive Product & Strategic Opportunity Enable GTT to leverage: Expansive and proven Network Integrator platform Multi-vendor management expertise Operational systems/experience, and Global Sales Force to expand existing service categories and enter new ones  Today  Future  Connectivity  Mobility  WAN Content DeliveryHosted Security Disaster Recovery Overlay IP Transit Managed Security App Download MPLS Solutions 3G MDM CRM/ERP Customer (Ecomm, content, etc) CIO Wireless – MDM - Apps - Cost control Remote Access - Mobile PC- VPN WAN - Capacity Cost Mgmt IP Transit – Throughput Cost Mgmt Connect Mobilize Extend Enable   Security, Redundancy, Disaster Recovery  Emerging Trends: Applications Computing & Bandwidth Intensity VOIP Smart phone apps Infrastructure Virtualization Cloud computing Telecommuting VPN & Security Web conferencing Mobility Globalization Multi-geographies Multi-vendor

Valuation Perspectives Consistent financial performance Relative stability in revenue and cash flow Unlike traditional telcos, Adjusted EBITDA correlates closely to cash flow Modest financial leverage with Net Debt at 1x Adjusted EBITDA run-rate Fixed cost leverage enables scale with minimal SG&A impact Actively exploring several strategic growth opportunities, well positioned to integrate Expanding investor communication activity and exploring future NASDAQ listing Current trading multiples below similar competitive telecoms: (in $000 USD) Company GTT GTLT Market Capitalization Add: Debt Less: Cash Enterprise Value Revenue (Q2 run-rate) EBITDA (Q2 run-rate) CAPEX (1 H '09 run-rate) $ 20,733 8,796 4,678 24,851 64,464 4,025 (298) EV/EBITDA EV/(EBITDA-Cap. Ex) EV/Revenue GTT GTLT $ 20,733 8,796 4,678 24,851 64,464 4,025 (298) Global Capacity CGSY FiberNet FTGX InterNap INAP Cbeyond CBEY Cogent CCOI Abovenet ABVT $ 29,630 $ 89,590 $ 154,200 $ 433,570 $ 445,930 $ 1,080,000 60,729 13,870 23,310 - 76,310 34,900 1,278 8,960 54,514 27,854 60,072 113,700 89,081 94,500 122,996 405,716 462,168 1,001,200 63,520 63,280 257,480 407,360 231,960 352,000 (8,294) 13,400 11,400 62,000 61,200 143,210 (328) (5,708) (18,074) (66,674) (50,248) (107,000) nm 7.05 10.79 6.54 7.55 6.99 nm 12.29 nm nm 42.20 27.65 1.40 1.49 0.48 1.00 1.99 2.84

Global Telecom & Technology, Inc. (GTT) - Investor Summary Leader in technology independent network integration Blue-chip customer base active in 75 countries Expansive global networking capability through 800+ telecom carriers and technology solution providers Global Network Integrator with attractive business model Long-term recurring revenues from diverse customer base Minimal capital expenditures and modest leverage due to third-party network strategy Supplier agreements aligned with customer commitments Sustained profitability with 8 consecutive quarters of positive EBITDA, positive Net Income YTD Powerful Operating Systems, Databases and Network Design Tools Supports operating leverage and highly scalable business Service offering aligned with multiple growth markets Solid capital structure with modest leverage, positioned for multiple growth paths Experienced Management and proven Board with deep communications sector leadership Equity traded on OTC: GTLT.OB